SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 16, 2005

CELEBRATE EXPRESS, INC.

(Exact name of Registrant as specified in its charter)

Washington	000-50973	91-1644428

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11220 – 120th Avenue NE
Kirkland, Washington 98033
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (425) 250-1061

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On February 16, 2005, Celebrate Express, Inc. (the “Company”) appointed Mr. Louis S. Usarzewicz to the new position of Executive Vice President, Operations. Under the terms of an offer letter, the Company agreed to pay Mr. Usarzewicz an annual base salary of $180,000 and grant to Mr. Usarzewicz non-statutory stock options under the Company’s 2004 Amended and Restated Equity Incentive Plan to purchase 28,000 shares of the Company’s common stock, which will vest over a period of four years. The Company has not entered into a formal written employment agreement with Mr. Usarzewicz and he is subject to an at-will employment arrangement.

     A brief description of Mr. Usarzewicz's (age 45) business experience follows. From July 2000 to January 2005, Mr. Usarzewicz served as Director of Engineering and Maintenance for United States Fulfillment Operations at Amazon.com, Inc., an internet retailer. From 1994 to 2000, he worked in management consulting for, in succession, A.T. Kearney., Deltapoint and Worldclass International, where he focused on implementation of lean manufacturing tools and techniques. From 1993 to 1994, he served as Vice President, Engineering for the Timberland Company, a retailer of outdoor footwear and apparel. From 1989 to 1993, Mr. Usarzewicz served as a management consultant with Booz, Allen & Hamilton, where his practice focused on operations strategy. Mr. Usarzewicz holds an MBA from the Amos Tuck School at Dartmouth College, and a BS in Mechanical Engineering from Columbia University.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2005	CELEBRATE EXPRESS, INC.

	By:	/s/ Darin L. White

Darin L. White
Vice President, Finance